Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Investors:
Scott Phipps, Director, Investor Relations, (210) 283-2882
Media:
Natalie Silva, Director, Public Relations, (210) 283-2729
TESORO ANNOUNCES MANAGEMENT CHANGES
SAN ANTONIO – March 19, 2008 – Tesoro Corporation (“Tesoro”) (NYSE: TSO) today announced that Bill Finnerty has been named Executive Vice President – Strategy and Asset Management. Everett Lewis has been named Executive Vice President and Chief Operating Officer, replacing Finnerty.
Chuck Flagg has been named Senior Vice President – System Optimization and will focus on extracting the synergies and efficiencies from the company’s seven-refinery system and its marketing channels of trade.
“We are a dynamic organization that challenges our employees to take on new responsibilities,” said Bruce Smith, Tesoro’s Chairman, President and Chief Executive Officer. “We believe these moves provide tremendous development opportunities for our employees and strengthen the company’s management for our shareholders.”
Finnerty joined Tesoro in 2003 and was elected Executive Vice President and COO in 2006. Prior to joining Tesoro, Finnerty held several positions within the ChevronTexaco system in the areas of logistics and trading. He holds a bachelor’s degree from the State University Maritime College in New York. He is currently Treasurer and a member of the Board of Trustees of the National Petroleum Refining Association.
Lewis joined Tesoro in 1999 as Senior Vice President – Strategic Projects and has 38 years of refining experience. Prior to joining Tesoro, he worked in and consulted for the refining industry, including managing Tesoro’s Hawaii refinery for a prior owner. During that time, he gained experience in refinery operations, logistics, capital project management, supply and trading. Prior to his new position, Lewis provided leadership and oversight for the company’s corporate strategy, business development, mergers and acquisitions, external affairs, performance management, and industry analysis areas. Lewis holds a bachelor’s degree in chemical engineering from Iowa State University and a MBA from the University of Hawaii.
Flagg joined Tesoro in 2005 as Senior Vice President – Supply and Optimization and has 33 years of experience in the refining industry. Prior to that, Flagg held several positions within the Texaco and Shell systems including optimizing Shell’s West Coast system. Most recently, Flagg was Tesoro’s Senior Vice President – Strategy. Flagg holds a chemical engineering degree from Villanova University.

About Tesoro Corporation
Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes over 900 branded retail stations, of which more than 445 are company owned under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.